As filed with the Securities and Exchange Commission on December 21, 2022
Registration No. 333-252698

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3 TO:
Form S-1 on Form S-3 Registration Statement No. 333-252698

UNDER THE SECURITIES ACT OF 1933

BTRS HOLDINGS INC.
(Exact name of registrant as specified in its charter)

Delaware	83-3780685
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1009 Lenox Drive, Suite 101
Lawrenceville, New Jersey 08648
(609) 235-1010
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Steven Pinado
Secretary
1009 Lenox Drive, Suite 101
Lawrenceville, New Jersey 08648
(609) 235-1010
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-1, File No. 333-252698, originally filed by BTRS Holdings Inc. (“Billtrust” or the “Registrant”) with the Securities and Exchange Commission (the “SEC”) on February 3, 2021, registering 128,737,007 shares of Class 1 Common Stock, par value $0.0001 per share (“Class 1 Common Stock”), amended by the Post-Effective Amendment thereto filed with the SEC on March 25, 2021 and the Post-Effective Amendment to Form S-1 on Form S-3 filed with the SEC on May 18, 2022 (collectively, the “Registration Statement”).

On September 28, 2022, Billtrust entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Bullseye FinCo, Inc. (“Parent”), and Bullseye Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). On December 16, 2022, pursuant to the terms of the Merger Agreement, Merger Sub merged with and into Billtrust (the “Merger”), with Billtrust surviving the Merger as a wholly owned subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement, Billtrust has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by Billtrust in the Registration Statement to remove from registration, by means of post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, Billtrust hereby removes and withdraws from registration all such securities of Billtrust registered under the Registration Statement that remain unsold as of the date hereof. As a result of the deregistration, no such securities remain registered pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lawrenceville, State of New Jersey, on December 21, 2022. No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.

BTRS HOLDINGS INC.

By:	/s/ Steven Pinado
Name: Steven Pinado
Title: Secretary